UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 2054
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Terreno Realty Corporation
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16 Maiden Lane, Fifth Floor
San Francisco, California 94108
(415) 655-4580

March 11, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Terreno Realty Corporation. This meeting will be held on Wednesday, May 18, 2011, at 8:00 a.m., local time, at our corporate headquarters, 16 Maiden Lane, Fifth Floor, San Francisco, California 94108.

The attached proxy statement, accompanied by the notice of meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Terreno Realty Corporation by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting. Following the formal portion of the meeting, our directors and management team will be available to answer appropriate questions.

Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person

We have also enclosed a copy of our 2010 Annual Report. Thank you for your interest in Terreno Realty Corporation.

Sincerely,

W. Blake Baird Chairman and Chief Executive Officer	Michael A. Coke President and Chief Financial Officer

TERRENO REALTY CORPORATION
16 Maiden Lane, Fifth Floor
San Francisco, California 94108

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 18, 2011

To Our Stockholders:

Notice is hereby given that the 2011 annual meeting of the stockholders of Terreno Realty Corporation, a Maryland corporation, will be held on Wednesday, May 18, 2011 at 8:00 a.m., local time, at 16 Maiden Lane, Fifth Floor, San Francisco, California 94108. At the meeting, stockholders will consider and vote on the following matters:

1. The election of six directors, each to serve until the next annual meeting of stockholders and until his successor has been duly elected and qualifies;

2. A resolution to approve, on a non-binding, advisory basis, the compensation of certain executives, as more fully described in the accompanying proxy statement;

3. The determination, on a non-binding, advisory basis, of the frequency of future non-binding, advisory votes on executive compensation;

4. The ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the 2011 fiscal year; and

5. Such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you were a stockholder of record as of the close of business on February 28, 2011, you can vote in person or by proxy at the meeting. If you do not plan to attend the meeting and vote in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card on or before 8:00 p.m., pacific time, on May 17, 2011 (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card on or before 8:00 p.m., pacific time, on May 17, 2011 and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope so that it is received by 8:00 p.m., pacific time, on May 17, 2011.

Stockholders who authorize a proxy over the Internet, who authorize a proxy by telephone or who return proxy cards by mail prior to the meeting may nonetheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of our Board of Directors

/s/  W. Blake Baird
Chairman and Chief Executive Officer and
Secretary

San Francisco, California
March 11, 2011

TERRENO REALTY CORPORATION

16 Maiden Lane, Fifth Floor
San Francisco, California 94108
(415) 655-4580

PROXY STATEMENT
2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at 16 Maiden Lane, Fifth Floor, San Francisco, California 94108 on Wednesday, May 18, 2011, at 8:00 a.m., local time. This proxy statement summarizes the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the proxy statement mailed?

A:	The proxy statement, the enclosed proxy card and the 2010 annual report are being mailed to stockholders beginning on or about March 11, 2011.

Q:	Who is entitled to vote?

A:	All stockholders of record as of the close of business on February 28, 2011, the record date, are entitled to receive notice of the annual meeting and to cast one vote for each share of common stock they held of record at the close of business on the record date.

Q:	What is the quorum for the meeting?

A:	Stockholders entitled to cast a majority of all votes entitled to be cast, as of the close of business on the record date, will constitute a quorum for the transaction of business at the annual meeting. No business may be conducted at the meeting if a quorum is not present. Broker non-votes (defined below) and abstentions will be counted as present in determining whether or not there is a quorum. As of the close of business on the record date, 9,292,169 shares of common stock were issued and outstanding.

If stockholders entitled to cast a majority of all votes entitled to be cast are not present, in person or by proxy, at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of February 28, 2011. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How many votes do I have without attending the annual meeting?

A:	You are entitled to cast one vote for each share of our common stock you owned of record on the record date on each item submitted to you for consideration.

Q:	How do I vote without attending the annual meeting?

A:	Whether or not you plan to attend the annual meeting, we urge you authorize your proxy to vote by completing, dating, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by the Internet or telephone as described in your proxy card. Authorizing your proxy by the Internet, mailing a proxy card or telephone will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions.

Q:	How do I vote my shares that are held by my broker, bank or other nominee?

A:	If you have shares held through a broker, bank or other nominee, you should instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you. Most brokers, banks or other nominees allow you to provide voting instructions by the Internet, mail or telephone.

Q:	What am I voting on?

A:	You are being asked to consider and vote on the following proposals:

• a proposal to elect six directors, each to serve until the next annual meeting of stockholders and until his successor has been duly elected and qualifies;

• a proposal to adopt a resolution to approve, on a non-binding, advisory basis, certain executive compensation as more fully described in this proxy statement;

• a proposal to determine, on a non-binding, advisory basis, of the frequency of future non-binding, advisory votes on executive compensation;

• a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the 2011 fiscal year.

In addition, your proxies will have the authority to vote in their discretion as to any other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

The following table sets forth the voting requirements with respect to each of the proposals:

Proposal 1	Election of Directors	Each director must be elected by a majority of the votes cast. Accordingly, in an uncontested election, a nominee is elected if he or she receives more “FOR” votes than the total number of “AGAINST” and “WITHHELD” votes. Please see the section entitled “Vote Required — Majority Vote Standard for Election of Directors” for a more detailed description of the majority voting standard in our bylaws.

Proposal 2	Non-binding, advisory approval of executive compensation	To be adopted by stockholders, this resolution must receive the affirmative “FOR” vote of a majority of votes cast on this proposal at the annual meeting.

Proposal 3	Non-binding, advisory determination of the frequency of future non-binding, advisory votes on executive compensation	To be approved by stockholders, a particular frequency alternative must receive the affirmative “FOR” vote of a majority of votes cast on this proposal at the annual meeting. Because there are three alternatives, it is possible that none of the three choices will receive a majority of the votes cast. Please see the section entitled “Proposal 3-Non-Binding, Advisory Determination of the Frequency of Future Non-Binding, Advisory Votes on Executive Compensation — Vote Required; Effect of Vote” for more information.

Proposal 4	Ratification of the Appointment of Independent Registered Certified Public Accounting Firm	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of a majority of votes cast on this proposal at the annual meeting.

For each of the proposals, abstentions and broker non-votes are not counted as votes cast and will have no effect on the result of the vote. Instructions to “withhold” authority to vote for any nominee will have the effect of a vote against the election of that nominee.

Q:	Will there be any other items of business on the agenda?

A:	Our board of directors does not know of any other matters that may be properly brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to our board of directors. In the event that any other matter should properly come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:	If you are a stockholder of record and properly submit your proxy via the Internet, mail or telephone, your proxy will be voted at the annual meeting in accordance with your directions. If you sign and return a proxy card without giving specific voting instructions, then the Company-designated proxy holders will vote your shares in the manner recommended by our board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you are a beneficial owner of shares and your broker, bank or nominee does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to New York Stock Exchange, or NYSE, rules, brokers, banks and nominees have discretionary power to vote your shares with respect to “routine” matters such as the ratification of the appointment of our independent registered certified public accounting firm, but they do not have discretionary power to vote your shares on “non-routine” matters. Pursuant to recent changes in NYSE rules, the election of directors, the non-binding, advisory approval of executive compensation and the non-binding, advisory determination on the frequency of future non-binding, advisory votes on executive compensation are considered non-routine matters. A broker, bank or nominee may not vote your shares with respect to non-routine matters if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

Q:	Who has paid for this proxy solicitation?

A:	We have paid the entire expense of preparing, printing and mailing this proxy statement and any additional materials furnished to stockholders.

Q:	May stockholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer appropriate questions from the floor.

Q:	How do I submit a proposal or nominate a candidate for election as a director at the 2012 annual meeting of stockholders?

A:	Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice accompanied by the information and other materials specified in our bylaws generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2012 annual meeting of stockholders, but not included in our proxy statement, generally must be received by our corporate secretary after October 12, 2011 and prior to 5:00 p.m., Eastern Time, on November 12, 2011. If the 2012 annual meeting of stockholders is scheduled to take place before April 18, 2012 or after June 17, 2012, then notice must be delivered no earlier than the 150th day prior to the 2012 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2012 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2012 annual meeting of stockholders is first made by the Company. If the number of directors to be elected at the 2012 annual meeting of stockholders is increased, and there is no public announcement of such increase before November 2, 2011, then notice of nominees for any new positions created by such increase must be delivered not later than 5:00 p.m., Eastern Time, on the later of November 12, 2011 and the tenth day after the day on which public announcement of such increase is first made by the Company. Proposals or nominations and the other materials required by our bylaws should be mailed to the attention of our corporate secretary at 16 Maiden Lane, Fifth Floor, San Francisco, CA 94108. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2012 annual meeting of stockholders, or for presentation at such meeting, is November 12, 2011. Stockholder proposals to be included in our proxy materials relating to the 2012 annual meeting of stockholders must comply with all of the applicable requirements set forth in the rules and regulations of the Securities and Exchange Commission, or SEC, including Rule 14a-8. Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2012 annual meeting.

Q:	Can I change my vote after I have voted?

A:	Yes. Proxies properly submitted by the Internet, mail or telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you have shares held through a broker, bank or other nominee and you instructed your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provided to you, you may change your voting instructions by submitting new voting instructions to your broker, bank or nominee.

Q:	Can I find additional information on the Company’s website?

A:	Yes. Our website is located at http://www.terreno.com. Although the information contained on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2011:

Our proxy statement and 2010 annual report, including our annual report on Form 10-K for the fiscal year ended December 31, 2010, are available at www.edocumentview.com/TRNO.

CORPORATE GOVERNANCE AND RELATED MATTERS

Our business is managed under the direction of our board of directors. Our board of directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our stockholders. Members of our board of directors are kept informed of our business through discussions with our management, primarily at meetings of our board of directors and its committees, and through reports and analyses presented to them. Significant communications between our directors and senior management occur apart from such meetings. Our board of directors and each of its committees — audit, compensation and nominating and corporate governance — also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.

Charters for the audit, compensation and nominating and corporate governance committees, our corporate governance guidelines and our code of business conduct and ethics may be viewed on our website at http://www.terreno.com under the “Investors & Media” tab under the subheading “Corporate Information” and under the heading entitled “Governance Documents”. These documents are also available without charge to stockholders who request them by contacting Terreno Realty Corporation — Investor Relations, at 16 Maiden Lane, Fifth Floor, San Francisco, California 94108.

Independent Directors

Under the corporate governance standards of the NYSE, at least a majority of our directors and all of the members of the audit committee, compensation committee and nominating and corporate governance committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, our corporate governance guidelines provide that at least annually, our board of directors will evaluate all relationships between the Company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or that might cause the director to cease to meet the applicable independence requirements or interfere with such director’s ability to satisfy his or her duties as a director. Our board of directors has determined that each of Messrs. Carlson, Merlone, Pasquale and Polk is an “independent” director under the corporate governance standards of the NYSE and the SEC. Therefore, following the election of the director nominees at the annual meeting, we believe that 67% of our board members will be independent under those rules.

Executive Sessions

Our non-management directors meet regularly in separate executive sessions without management participation. The executive sessions typically occur after each regularly scheduled meeting of our entire board of directors and at such other times that our non-management directors deem appropriate. The executive sessions are chaired by Mr. Pasquale, our Lead Director.

Nominations for Directors

The nominating and corporate governance committee will consider nominees for director suggested by stockholders in written submissions to our corporate secretary. Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information and materials required by our bylaws generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the notice for the preceding year’s annual meeting.

In evaluating nominees for director, the nominating and corporate governance committee does not differentiate between nominees recommended by stockholders and others. The nominating and corporate governance committee develops and recommends to our board of directors for its consideration and approval such criteria for identifying and recommending prospective nominees for election as directors as the nominating and corporate governance committee deems necessary or advisable in the context of the current make-up of our board of directors. The criteria include such factors as diversity, age, qualities (such as character, professional integrity, independence, judgment and business acumen), skills and experience, industry knowledge and experience, requirements of the NYSE to maintain a minimum number of independent directors, requirements of the SEC to have persons with financial expertise on the Company’s audit committee, the ability of a candidate to devote sufficient time to the affairs of the Company, any actual or potential conflicts of interest, and the extent to which the candidate generally would be a desirable addition to our board of directors and any committees of our board of directors.

We do not have a formal diversity policy. However, the criteria above include a broad range of factors such as relevant experience, independence, commitment, compatibility with our board of directors and its committees and diversity.

Stockholder Communications

Our board of directors has implemented a process by which our stockholders may communicate with our board of directors as a whole or with individual members of our board of directors. Communications directed at our board of directors as a whole should be addressed to Terreno Realty Corporation, 16 Maiden Lane, Fifth Floor, San Francisco, California 94108, Attn: Chief Financial Officer, and communications directed at individual directors, including our Lead Director, should be addressed to the attention of the individual director at the same address. Such communications may be made on an anonymous or confidential basis. Our board of directors has instructed our corporate secretary to promptly forward all such communications to the specified addressees thereof.

Board Leadership Structure

Our corporate governance guidelines provide that our board of directors will periodically appoint a chairman of the board, who may either be independent or a management director, including our chief executive officer. The positions of chairman and chief executive officer are currently occupied by one individual, Mr. Baird. Our board of directors believes that this leadership structure serves us well, as Mr. Baird’s deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, uniquely qualify him to serve as both chairman and chief executive officer. Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making and aligns corporate strategy with the Company’s day-to-day operations. Combining the roles also promotes unified leadership and direction for our board of directors and management.

In his combined role, Mr. Baird sets the agenda for board meetings and presides over all meetings of the full board. Since the chairman and chief executive officer positions are currently occupied by Mr. Baird, our board of directors appointed Mr. Pasquale, an independent director, as our Lead Director to ensure strong independent oversight. As Lead Director, Mr. Pasquale chairs the executive sessions of the non-employee directors, facilitates communications and resolves conflicts, if any, between our non-employee directors, other directors and our management and consults with and provides counsel to our chief executive officer as needed or requested. In performing these duties, our Lead Director consults with the chairpersons of the appropriate committees of our board of directors and solicits their participation in order to avoid diluting the authority or responsibility of the board committees and their chairpersons.

Risk Oversight

Our board of directors provides oversight of the Company’s risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, legal and strategic risks and mitigation strategies for such risks. In addition, as reflected in the audit committee charter, our board of directors has delegated to the audit committee responsibility to discuss and evaluate our policies and guidelines with respect to risk assessment and risk management. During these discussions, the audit committee may discuss or consider our major financial risk exposures and the steps that our management has taken to monitor and control such exposures.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees. Day-to-day responsibility for administering and interpreting our code of business conduct and ethics has been delegated by our board of directors to our chief financial officer. Our code of business conduct and ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our code of business conduct and ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our code of business conduct and ethics may only amended, or waived for the benefit of our directors and executive officers, by our board of directors or, if permitted, a committee of our board of directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments or waivers to our code of business conduct and ethics that apply to any of our executive officers on our website at http://www.terreno.com. The full text of our code of business conduct and ethics is available on our website at http://www.terreno.com, under the heading “Investors & Media”, under the subheading “Corporate Information” and under the heading entitled “Governance Documents.”

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.terreno.com under the heading “Investors & Media”, under the subheading “Corporate Information” and under the heading entitled “Governance Documents.”

MEETINGS AND COMMITTEES OF OUR BOARD OF DIRECTORS

Meetings

During the fiscal period from February 16, 2010 (commencement of operations) to December 31, 2010, our board of directors held a total of four meetings. Each of our directors attended 100% of the aggregate of (i) the number of the meetings of our board of directors which were held during the period that such person served on our board of directors and (ii) the number of meetings of committees of our board of directors held during the period that such person served on such committee. Members of our board of directors are encouraged to attend the annual meeting, but we currently do not have a formal policy with regard to Board members’ attendance at the annual meeting.

Committee Membership

Our board of directors has established three standing committees of our board of directors: the audit committee; the compensation committee; and the nominating and corporate governance committee, and has adopted written charters for each committee.

The current members of our board committees are as follows:

Nominating
and Corporate
Name	Audit		Compensation		Governance

LeRoy E. Carlson	X	*	X		X
Peter J. Merlone	X		X	*	X
Douglas M. Pasquale**	X		X		X
Dennis Polk	X		X		X	*

*	Chair

**	Lead Director

Audit Committee.  The audit committee is composed of Messrs. Carlson, Merlone, Pasquale and Polk, each of whom is an independent director and “financially literate” under the rules of the NYSE and the SEC. Mr. Carlson chairs the audit committee and has been determined by our board of directors to be an audit committee financial expert within the meaning of the rules of the SEC. The audit committee met four times during the period from February 16, 2010 (commencement of operations) to December 31, 2010.

The purposes of the audit committee are to:

•	assist our board of directors in its oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of our independent auditors and (4) our internal audit function; and

•	prepare the report required by the rules of the SEC, which is set forth on page 15 of this proxy statement.

The audit committee is also responsible for engaging our independent registered certified public accounting firm, reviewing with the independent registered certified public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered certified public accounting firm, reviewing the independence of the independent registered certified public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee.  The compensation committee is composed of Messrs. Carlson, Merlone, Pasquale and Polk, each of whom is an independent director under the rules of the NYSE and the SEC. Mr. Merlone chairs the compensation committee. The compensation committee met two times during the period from February 16, 2010 (commencement of operations) to December 31, 2010.

The purposes of the compensation committee are to:

•	discharge our board of directors’ responsibilities relating to compensation of our directors and executives;

•	oversee our overall compensation structure, policies and programs;

•	review our processes and procedures for the consideration and determination of director and executive compensation; and

•	prepare the compensation committee report which is set forth on page 16 of this proxy statement in accordance with the applicable rules and regulations of the SEC, the NYSE and any other rules and regulations applicable to us.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is composed of Messrs. Carlson, Merlone, Pasquale and Polk, each of whom is an independent director under the rules of the NYSE and the SEC. Mr. Polk chairs the nominating and corporate governance committee. The nominating and corporate governance committee met once during the period from February 16, 2010 (commencement of operations) to December 31, 2010.

The purposes of the nominating and corporate governance committee are to:

•	identify individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors, and recommend that our board of directors select the director nominees for election at each annual meeting of stockholders;

•	review and make recommendations to our board of directors for committee appointments to our board of directors;

•	develop and recommend to our board of directors a set of corporate governance guidelines applicable to us and periodically review and recommend any changes to such guidelines; and

•	oversee the evaluation of our board of directors.

Other Committees

Our board of directors may from time to time establish special or standing committees to facilitate the management of the Company or to discharge specific duties delegated to the committee by our full board of directors. Our board of directors has established the following committee:

Investment Committee.  Our investment committee is currently composed of Mr. Baird and Mr. Coke. Our board of directors has delegated to our investment committee the authority to approve any investment under $100 million. Our board of directors must approve any investments of $100 million or more. Approval by our investment committee requires a unanimous vote and may be given with conditions.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors proposes that the nominees described below each be elected to serve until the 2012 annual meeting of stockholders and until their successors are duly elected and qualify. All of the nominees are currently serving as our directors. The biographical descriptions for the nominees include the specific experience, qualifications, attributes and skills that led to the conclusion by our board of directors in the last sentence of each biography that such person should serve as a director.

Nominee	Principal Occupation, Business Experience and Other Directorships Held

W. Blake Baird Age 50	Mr. Baird has served as chairman of our board of directors and our chief executive officer since February 2010. Mr. Baird was managing partner and co-founder of Terreno Capital Partners LLC, a private real estate investment firm, from September 2007 to February 2010. Mr. Baird served as president of AMB Property Corporation (“AMB”), a leading global developer, owner and operator of industrial real estate, from January 2000 to December 2006. Mr. Baird also served as a director of AMB from 2001 to 2006 and chairman of its investment committee. Mr. Baird joined AMB as its chief investment officer in 1999. Prior to that, Mr. Baird was a managing director of Morgan Stanley & Co., most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate. Mr. Baird currently serves as a director of Alexander & Baldwin, Inc. (NYSE: ALEX), a Honolulu-headquartered ocean transportation, real estate and agribusiness company. Mr. Baird is a member of the Young Presidents’ Organization and a former member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Baird holds a B.S. in Economics from the Wharton School (magna cum laude) and a B.A. in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. from New York University. Our board of directors has determined that Mr. Baird’s qualifications to serve on our board of directors include his deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from his eight years of experience most recently as president of AMB and his experience as our chairman and chief executive officer.

Michael A. Coke Age 42	Mr. Coke has served as our president and chief financial officer and as a director since February 2010. Mr. Coke was managing partner and co-founder of Terreno Capital Partners LLC, a private real estate investment management firm, from September 2007 to February 2010. From January 1999 to March 2007, Mr. Coke served as chief financial officer of AMB, a leading global developer, owner and operator of industrial real estate. While at AMB, Mr. Coke also served as executive vice president until May 2007, and was AMB’s chief accounting officer from 1998 until January 2007. Mr. Coke was a member of AMB’s investment committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning groups totaling more than 130 officers and associates in five countries. During his tenure at AMB, Mr. Coke was a three time recipient of Realty Stock Review’s Annual Outstanding CFO Award. From October 2005 to May 2007, Mr. Coke served as president and chief executive officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust. Prior to AMB, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager. At Arthur Andersen, he primarily served public and private real estate companies, including several public real estate investment trusts, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke is a director and chairman of the audit committee of DuPont Fabros Technology, Inc. (NYSE: DFT), a leading owner, developer, operator and manager of wholesale data centers headquartered in Washington, D.C. Mr. Coke received a bachelor’s degree in business administration and accounting from California State University at Hayward. He is a former Certified Public Accountant. Our board of directors has determined that Mr. Coke’s qualifications to serve on our board of directors include his deep industrial real estate expertise across markets and cycles, as well as extensive public REIT operating experience, from his nine years of experience most recently as chief financial officer of AMB and his experience as our president and chief financial officer.

Nominee	Principal Occupation, Business Experience and Other Directorships Held

LeRoy E. Carlson Age 65	Mr. Carlson has served on our board of directors since February 2010. Mr. Carlson has been a principal of NNC Apartment Ventures, LLC, a well established firm specializing in the long-term investment in multi-family assets on the West Coast, since 1999. Mr. Carlson formerly served as executive vice president, chief operating officer, chief financial officer and board member of BRE Properties, Inc. BRE Properties, Inc. is a large multi-family NYSE — listed real estate investment trust based in San Francisco, California. In his role as chief operating officer, Mr. Carlson oversaw the company’s capital market activities, asset management and development and played a key role in two company mergers with an aggregate value of two billion dollars. Mr. Carlson retired from BRE Properties, Inc. in October 2002. Prior to joining BRE Properties, Inc., Mr. Carlson served as vice president, chief financial officer and as a director of Real Estate Investment Trust of California from 1990 to March 1996. He was a partner and chief financial officer of William Walters Company, a southern California based asset management company and investor, from 1976 to 1990. Mr. Carlson is a Certified Public Accountant in California. He is a graduate of the University of Southern California where he serves as a member of the board at the Lusk Center for Real Estate. Our board of directors has determined that Mr. Carlson’s qualifications to serve on our board of directors include his over 30 years of experience in the real estate industry and his prior experiences as a director, chief operating officer and chief financial officer of a NYSE-listed REIT.

Peter J. Merlone Age 54	Mr. Merlone has served on our board of directors since February 2010. Mr. Merlone is a founder, co-owner and co-managing partner of the general partner entities of Merlone Geier Partners, or MGP, a private real estate investment firm focused on the acquisition, development and redevelopment of retail and mixed-use properties in California and other western states, and Merlone Geier Management, or MGM, which provides all management, leasing and construction services for all MGP and M&H funds. Mr. Merlone is also a founder, co-owner and president of the general partner entities of M&H Realty Partners, or M&H, the predecessor to MGP, and was a founder and president of M&H Property Management, or MHPM, the predecessor to MGM. From 1986 to 1993, prior to the formation of the first M&H fund, Mr. Merlone was the founder and owner of The Merlone Company, MHPM’s predecessor. Mr. Merlone’s primary responsibilities are to formulate and oversee the strategy, financial and operating affairs of MGP and the activities of MGM. Since 1993, Mr. Merlone has overseen nine institutional limited partnerships with aggregate equity capital commitments of $1.6 billion which have acquired approximately 70 operating properties aggregating more than 11 million square feet of retail improvements, and land developments totaling 1,500 acres. Mr. Merlone graduated from UCLA in 1979, simultaneously earning an undergraduate degree in economics, summa cum laude, and a master’s degree in education; he was also elected to Phi Beta Kappa. Mr. Merlone is a member of the International Council of Shopping Centers and is a licensed real estate broker. Our board of directors has determined that Mr. Merlone’s qualifications to serve on our board of directors include his over 20 years of experience in the real estate industry and his experience operating a real estate investment firm.

Nominee	Principal Occupation, Business Experience and Other Directorships Held

Douglas M. Pasquale Age 56	Mr. Pasquale has served on our board of directors since February 2010. Mr. Pasquale has served as president and chief executive officer of Nationwide Health Properties, Inc., or NHP (NYSE: NHP), a publicly traded real estate investment trust that invests in senior housing facilities, long-term care facilities and medical office buildings throughout the United States, since April, 2004 and as executive vice president, chief operating officer and a director of NHP since November 2003. On February 10, 2009, Mr. Pasquale was elected to serve as chairman of the board of NHP, effective immediately prior to NHP’s annual meeting on May 5, 2009. Mr. Pasquale served as the chairman and chief executive officer of ARV Assisted Living, an operator of assisted living facilities, from December 1999 to September 2003. From April 2003 to September 2003, Mr. Pasquale concurrently served as president and chief executive officer of Atria Senior Living Group. From March 1999 to December 1999, Mr. Pasquale served as the president and chief executive officer at ARV, and he served as the president and chief operating officer at ARV from June 1998 to March 1999. Previously, Mr. Pasquale served as president and chief executive officer of Richfield Hospitality Services, Inc. and Regal Hotels International — North America a hotel ownership and hotel management company from 1996 to 1998, and as its chief financial officer from 1994 to 1996. Mr. Pasquale earned a BS Accounting degree, summa cum laude, in 1976 from the University of Colorado and a MBA degree from the University of Colorado in 1981. Mr. Pasquale is a director of Alexander & Baldwin, Inc. (NYSE: ALEX), a Honolulu-headquartered ocean transportation, real estate and agribusiness company. Our board of directors has determined that Mr. Pasquale’s qualifications to serve on our board of directors include his over 20 years of experience in the real estate industry and his experience as chairman, president and chief executive officer of a NYSE-listed REIT.

Dennis Polk Age 44	Mr. Polk has served on our board of directors since February 2010. Mr. Polk joined SYNNEX Corporation (NYSE: SNX) in 2002 as senior vice president of corporate finance and chief financial officer. In July 2006, he was promoted to his current position of chief operating officer. SYNNEX is a business process services company, including the distribution of information technology products, manufacturing and logistics services and business process outsourcing. Prior to SYNNEX, Mr. Polk held senior executive positions in finance and operations at DoveBid, Inc. and Savoir Technology Group. Prior to Savoir, Mr. Polk was an audit manager for Grant Thornton LLP. A graduate of Santa Clara University, Mr. Polk received his bachelor’s degree in accounting. Our board of directors has determined that Mr. Polk’s qualifications to serve on our board of directors include his current experience as a chief operating officer and his prior experience as a chief financial officer of a NYSE-listed company.

RECOMMENDATION — Our board of directors unanimously recommends a vote “FOR” each named nominee. Unless otherwise instructed, properly authorized proxies solicited by our board of directors will be voted FOR each named nominee.

Vote Required — Majority Vote Standard for Election of Directors

Our bylaws provide that the vote standard for election of directors is a “majority vote of the votes cast” standard in uncontested elections of directors. This means that in an uncontested election, a nominee is elected as a director if he or she receives more “for” votes than the total number of “against” votes and votes affirmatively “withheld”. In an election where the number of nominees is greater than the number of directors to be elected at the meeting, the nominees will be elected by a plurality of the votes cast in the election of directors.

Under our corporate governance guidelines, any director who fails to be elected by a majority vote is required to tender his or her resignation to our board of directors, subject to acceptance. The nominating and corporate governance committee will make a recommendation to our board of directors on whether to accept or reject the resignation, or whether other action should be taken. Our board of directors will then act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in our board’s decision.

EXECUTIVE OFFICERS

As of the date of this proxy statement, our executive officers are as follows:

Name	Age	Position

W. Blake Baird	50	Chairman and Chief Executive Officer
Michael A. Coke	42	President and Chief Financial Officer

Mr. Baird and Mr. Coke also serve as directors. Their biographical information can be found in the section entitled “Proposal 1 — Election of Directors” on page 9.

PROPOSAL 2 — NON-BINDING, ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

General

As required by Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, our board of directors is submitting for stockholder action a resolution to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution.

This say-on-pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis” in this proxy statement, our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Our compensation program is designed to create incentives for our named executive officers to maximize long-term stockholder value. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

Text of Resolution

“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

RECOMMENDATION — Our board of directors unanimously recommends a vote FOR adoption of this resolution. Unless otherwise instructed, properly authorized proxies solicited by our board of directors will be voted FOR adoption of this resolution.

Vote Required; Effect of Vote

The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company, our board of directors or the compensation committee and may not be construed as overruling a decision by the Company, our board of directors or the compensation committee or to create or imply any change to the fiduciary duties of our board of directors. Furthermore, because this non-binding advisory resolution primarily relates to compensation of the named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions.

However, the compensation committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3 — NON-BINDING, ADVISORY DETERMINATION OF THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

As required by Section 14A of the Exchange Act, our board of directors is also submitting for stockholder consideration a proposal to determine, on a non-binding, advisory basis, how frequently the Company will submit say-on-pay proposals to our stockholders in the future. Stockholders will be able to specify one of three alternative frequencies for the proposal on the proxy card: every year, every two years or every three years, or stockholders may mark “abstain”.

Our board of directors believes that, of the three alternative frequencies, submitting a non-binding, advisory say-on-pay resolution to stockholders every year is preferable. Annual votes will provide the Company with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in the Company’s proxy statements is compensation granted in or for the prior fiscal year. Additionally, the compensation committee re-evaluates the compensation of our named executive officers each year. An annual say-on-pay resolution will match the annual focus of this proxy statement disclosure and provide the Company with the clearest and most timely feedback of the three options. This feedback may then be considered by the compensation committee in its next annual decision-making process. Additionally, the administrative process of submitting a non-binding, advisory say-on-pay resolution to stockholders on an annual basis is not expected to impose any substantial additional costs on the Company.

Please mark on the proxy card your preferred frequency by choosing the option of every year, two years or three years or mark “abstain”.

RECOMMENDATION — Our board of directors unanimously recommends a vote to hold a say-on-pay vote every year. However, stockholders are not voting to approve or disapprove the recommendation of our board of directors. Unless otherwise instructed, properly authorized proxies solicited by our board of directors will be voted in favor of including a say-on-pay vote every year.

Vote Required; Effect of Vote

In order for any of the three alternative frequencies to be approved, it must receive a majority of the votes cast on this proposal. Because there are four choices (one year, two years, three years or abstain), it is possible that none of the choices will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to the frequency of say-on-pay proposals by choosing from among these three alternatives. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

This proposal is a non-binding, advisory determination, and therefore will not have any binding legal effect on the Company or our board of directors and may not be construed as overruling a decision by the Company or our board of directors or to create or imply any change to the fiduciary duties of our board of directors. However, our board of directors does intend to take the results of the vote on this proposal into account in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM

The audit committee has selected and appointed the firm of Deloitte & Touche LLP to act as our independent registered certified public accounting firm for 2011. Deloitte & Touche LLP has served as our independent registered certified public accounting firm since our incorporation on November 6, 2009. Ratification of the appointment of our registered certified public accounting firm requires a majority of the votes cast on this proposal. Any votes not cast, whether by abstention, broker non-vote, or otherwise, will have no impact on the vote.

RECOMMENDATION: Our board of directors unanimously recommends that the stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP.

Although stockholder ratification of the appointment of our independent registered certified public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered certified public accounting firm at any time if it determines that such a change would be in our best interest and the best interests of our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered certified public accounting firm.

In choosing our independent registered certified public accounting firm, the audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established and any material issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on auditor independence, including the nature and extent of non-audit services to ensure that they will not impair the independence of any such firm.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Certified Public Accounting Firm

Deloitte & Touche LLP served as our independent registered certified public accounting firm for the period from our incorporation on November 6, 2009 through December 31, 2009 and during the 2010 fiscal year, including from February 16, 2010 (commencement of operations) through December 31, 2010. Aggregate fees for professional services rendered by Deloitte & Touche LLP during such periods were as follows:

	November 6, 2009 —
	December 31, 2009	2010

Audit Fees	$55,000	$197,700
Tax Fees	7,150	$100,000
All Other Fees	—	—
Total	$62,150	$297,700

Audit Fees

Audit fees for 2010 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the period from February 16, 2010 (commencement of operations) to December 31, 2010, reviews of our interim consolidated financial statements, which were included in each of our quarterly reports on Form 10-Q during the period from February 16, 2010 (commencement of operations) to December 31, 2010 and professional services related to property acquisition due diligence. In 2009, audit fees included fees for professional services rendered for the audit of our financial statements as of November 9, 2009 in connection with our initial public offering and as of December 31, 2009.

Tax Fees

The tax fees set forth in the table above for 2010 related to tax compliance, tax advice and tax planning services rendered by Deloitte & Touche LLP. The tax fees set forth in the table above for 2009 related to tax compliance, tax advice and tax planning services rendered by Deloitte & Touche LLP in connection with our initial public offering.

All Other Fees

There were no fees billed for 2009 or 2010 for products and services that are not disclosed above.

Pre-Approval Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered certified public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. These services may include audit services, audit-related services, tax services and other services.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

In accordance with its written charter adopted by the board of directors, the audit committee’s role is to assist the board of directors in the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors and the Company’s internal audit function. The audit committee currently consists of four members, each of whom is “independent” as that term is defined by the governance standards of the NYSE and the rules and regulations of the SEC.

Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. It is the audit committee’s responsibility to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit committee does not consist of the Company’s employees and it may not be, and may not represent itself to be or to serve as, accountants or accountants by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the Company’s independent auditors included in their report on our financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and with our independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent auditors are in fact “independent.”

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the fiscal period from February 16, 2010 (commencement of operations) to December 31, 2010 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. The audit committee reviewed the financial statements for the fiscal period from February 16, 2010 (commencement of operations) to December 31, 2010 with our independent auditors and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Company Accounting

Oversight Board, including their judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence and has discussed with our independent auditors their independence from our management and from us. Upon its review, the audit committee has satisfied itself as to our independent auditors’ independence.

Based on the review and discussions with management and the independent auditors, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the period from February 16, 2010 (commencement of operations) to December 31, 2010, as filed with the SEC on February 24, 2011. The undersigned members of the audit committee have submitted this report to the Company.

Members of the Audit Committee

LeRoy A Carlson, Chair
Peter J. Merlone
Douglas M. Pasquale
Dennis Polk

COMPENSATION COMMITTEE REPORT

The undersigned members of the compensation committee of the board of directors of Terreno Realty Corporation submit this report in connection with our review of the Compensation Discussion and Analysis section of this proxy statement for the fiscal year ended December 31, 2010.

The compensation committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of this proxy statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of this proxy statement.

We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to the board of directors that the Compensation Discussion and Analysis section of this proxy statement be included in this proxy statement.

Members of the Compensation Committee

Peter J. Merlone, Chair
LeRoy E. Carlson
Douglas M. Pasquale
Dennis Polk

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee during 2010 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to SEC regulations.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follows. It is also intended to provide both a review of our compensation policies for 2010 and describe our compensation policies with respect to our executive officers. Our goal is to provide a better understanding of our compensation practices and the decisions made concerning the compensation payable to our executive officers, consisting of the chairman and chief executive officer and the president and chief financial officer in the “Summary Compensation Table” below. These officers are referred to herein as the “named executive officers.”

The compensation committee of our board of directors, referred to in this section as the “committee,” designs and administers our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the compensation committee. The Compensation Committee Report appears on page 16 of this proxy statement.

Objectives

The principal objectives of our executive compensation program are to:

•	align the interest of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	motivate our executives to manage our business to meet our near, medium, and long-term objectives; and reward them for meeting these objectives and for exceptional performance;

•	assist in attracting and retaining talented and well-qualified executives;

•	be competitive with other industrial real estate investment trusts; and

•	encourage executives to achieve meaningful levels of ownership of our stock.

Management’s and Advisor’s Role in Compensation Decisions

The compensation committee evaluates the performance of our chairman and chief executive officer, Mr. Baird, and president and chief financial officer, Mr. Coke, and determines their compensation based on this evaluation. Mr. Baird and Mr. Coke make recommendations to the compensation committee for equity awards to other employees throughout the Company. The compensation committee can accept, reject or modify Mr. Baird and Mr. Coke’s recommendations as it sees fit. Under its charter, the compensation committee has the authority to engage independent compensation consultants or other advisors. To date, we have not retained a compensation consultant.

Principal Elements of Compensation and Total Direct Compensation

We have designed our executive compensation program to include two principal elements — base salary and long-term equity incentives, such as stock awards. Both base salary and long-term equity incentives are integrated into our compensation program and are intended to achieve different objectives. For example, we believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives. We believe that long-term equity incentives align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases and encourage executives to achieve meaningful levels of ownership of our stock.

Base Salaries.  In order to attract and retain the most talented executives in our industry, we must set the base salaries of executive officers at levels that are competitive with other companies engaged in the industrial real estate industry and of comparable size and scope that compete with us for executive talent. Although base salaries are established in part based on the individual experience, skills and expected contributions during the coming year of our executive and our executive’s performance during the prior year, we do not view base salaries as primarily serving our objective of paying for performance.

Increases in base salary are left to the discretion of the compensation committee. The annual base salary of each of Mr. Baird and Mr. Coke, which was established prior to the time of our initial public offering and subsequently ratified by the compensation committee following our initial public offering, is $400,000. For 2011, the compensation committee did not adjust Mr. Baird and Mr. Coke’s annual base salaries.

Annual Cash Incentive Bonus.  We do not have, nor are we currently planning to adopt, an annual cash incentive bonus plan for our executives, although we reserve our right to do so in the future.

Long Term Incentive Plan.  In order to directly align the long-term incentive compensation of our executives with the achievement of enhanced value for our stockholders and to provide executives with the potential to earn equity awards subject to the long-term performance of our common stock, in 2010, the compensation committee adopted the Company’s Long-Term Incentive Plan (the “Long-Term Incentive Plan”). Under our Long-Term Incentive Plan, our executives are granted a target award (generally measured as a percentage of the executive’s base salary) measured in dollars, that may be payable in shares of our common stock after the conclusion of each pre-established performance measurement period. Generally, performance measurement periods under the Long-Term Incentive Plan will run for three calendar years and begin on January 1, 2011 and each anniversary thereof, however, the first performance measurement period began on the closing of our initial public offering and will end on December 31, 2011 and the second performance measurement period began on the closing of our initial public offering and will end on December 31, 2012.

The amount that will be earned under our Long-Term Incentive Plan for any performance measurement period will be determined by our success in attaining or exceeding performance goals linked to each of two metrics during the performance measurement period:

•	50% of the determination will be based on our total stockholder return for the performance measurement period, measured at the end of the period compared to the total stockholder return for the same period of the MSCI U.S. REIT Index; and

•	50% of the determination will be based on our total stockholder return for the performance measurement period, measured at the end of the period compared to the total stockholder return for the same period of the FTSE NAREIT Equity Industrial Index.

The two main performance goals were established to focus our named executive officers on generating significant total stockholder returns over time. Our management believes that achievement of the “target” level of performance of the two main performance goals, i.e., exceeding the applicable indices, will require significant effort and substantial progress toward the goals of our strategic plan. At the target level for each performance goal, each participating executive will receive an award equal to 50% of his target award. Accordingly, if we achieve the target level for both performance goals, each participating executive will receive an award equal to 100% of his target award for the performance period. If our performance is below the target level for either of the performance goals, then no payouts will be made with respect to such goal. To the extent that our performance exceeds the applicable index by at least 100 basis points per year, each participating executive will receive an award equal to 150% of his target award. Accordingly, if our performance exceeds both indices by at least 100 basis points per year, each participating executive will receive an award equal to 300% of his target award. In the event that our total stockholder return is negative for any performance period, even if we have outperformed the applicable indices, any incentive compensation earned for that performance period will be reduced by 50%. Once we have determined the dollar value of the award earned for any performance period, such amount will be converted to shares of our common stock based on the average closing price of our common stock for the last ten business days immediately preceding the day the shares are issued.

On February 16, 2010, in connection with the completion of our initial public offering, our board of directors granted the following target awards to our executives under the Long-Term Incentive Plan, which were ratified by the compensation committee following our initial public offering:

	February 16, 2010 —	February 16, 2010 —
	December 31, 2011	December 31, 2012
	Performance Measurement Period	Performance Measurement Period

W. Blake Baird	$400,000	$400,000
Michael A. Coke	$400,000	$400,000

On February 17, 2011, the compensation committee granted a target award of $400,000 to each of Mr. Baird and Mr. Coke under the Long-Term Incentive Plan for the three-year performance period commencing on January 1, 2011 and ending on December 31, 2013.

2010 Equity Incentive Plan.  We believe that providing our executives with equity incentives will create longer-term alignment with stockholders and further meet the Company’s objectives of building equity ownership and meaningful value for the Company’s executives. As such, our executives are eligible to receive grants of restricted stock under our 2010 Equity Incentive Plan. At the completion of our initial public offering, each of Mr. Baird and Mr. Coke received a grant of 50,000 shares of restricted stock with an approximate value of $1,000,000, based on the initial public offering price of $20.00 per share. These grants vest ratably in annual installments over a five-year period commencing on the completion of our initial public offering, with the first vesting having occurred on February 16, 2011, the first anniversary of our initial public offering.

Other Elements of Compensation

Retirement Benefits.  Effective January 1, 2011, we maintain a 401(k) retirement plan in which all employees can participate on the same terms. Under the 401(k) retirement plan, we contribute 3% of the participant’s annual compensation. Our contributions are 100% vested when made. Our matching contributions are subject to applicable IRS limits and regulations.

Severance Agreements.  We have severance agreements with Mr. Baird and Mr. Coke. A summary of these severance agreements appears in the section of this proxy statement entitled “Payments Upon Termination of Employment and Change of Control.” These agreements provide for various payments and benefits to the executives if their employment with us is terminated for certain reasons or if there is a termination for certain reasons upon a change of control. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail below. These agreements are intended to ensure the ongoing commitment and continued attention and dedication of these executive officers to their assigned duties and to the best interest of our stockholders in the event of a change of control or other potential termination events.

Other Compensation Policies

Equity Award Grant Practices.  The compensation committee expects to make annual equity awards at its quarterly meeting in February or March each year. In 2011, the awards were made to our non-executive employees at the compensation committee’s regularly scheduled meeting on February 17, 2011. The grant date of those awards is the date of the meeting, which date is determined without regard to current or anticipated stock price levels or the release of material non-public information and is set during the prior calendar year.

The compensation committee may also make special grants during the course of the year, primarily for new hires, promotions to retain valued employees, to award exceptional performance or otherwise. Generally, these special grants are subject to performance or time vesting, and are issued on the date of grant approval or upon a date certain following the grant approval date, such as the date on which a new hire commences his or her employment with the Company.

Section 162(m).  The SEC requires that we comment upon our policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the deductibility on our tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. We believe that, because we intend to qualify as a REIT under the Code and pay distributions sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our net income. To the extent that compensation does not qualify for a deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the compensation committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or awarded to each of our named executive officers for 2010. For a more thorough discussion of our executive compensation program, see “Compensation Discussion and Analysis” which begins on page 17 of this proxy statement.

		Salary		Stock Awards		Total
Name and Principal Position	Year	($)		($)		($)

W. Blake Baird,	2010	350,000	(1)	1,000,000	(2)	1,350,000
Chairman and Chief Executive Officer
Michael A. Coke	2010	350,000	(1)	1,000,000	(2)	1,350,000
President and Chief Financial Officer

(1)	Amount reflects the executive’s 2010 base salary received for the period from February 16, 2010 (commencement of operations) through December 31, 2010.

(2)	Represents shares of restricted common stock that were issued upon completion of our initial public offering on February 16, 2010, which vest ratably in equal installments over a five-year period commencing on the first anniversary of our initial public offering. The amount reflects the grant date fair value based on the initial public offering price, computed in accordance with FASB ASC Topic 718. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2010 fiscal year for a discussion of the relevant assumptions used in calculating the value.

GRANTS OF PLAN-BASED AWARDS

					All other Stock	Grant Date Fair
			Estimated Future Payouts		Awards: Number of	Value of Stock
			under Non-Equity		Shares of Stock	Awards
Name	Grant Date		Incentive Plan Awards		(#)	($)
			Target ($)	Maximum ($)

W. Blake Baird	2/16/2010	(1)	$400,000	$1,200,000
	2/16/2010	(2)	$400,000	$1,200,000
	2/16/2010				50,000 (3)	$1,000,000 (4)
Michael A. Coke	2/16/2010	(1)	$400,000	$1,200,000
	2/16/2010	(2)	$400,000	$1,200,000
	2/16/2010				50,000 (3)	$1,000,000 (4)

(1)	Amounts presented represent the payout under our Long-Term Incentive Plan for the performance measurement period ending on December 31, 2011. The size of the actual award will depend on our achievement of specified performance metrics during the performance period. Actual awards, if earned, are measured in dollars but will be paid out in shares of our common stock in early 2012. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis — Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

(2)	Amounts presented represent the payout under our Long-Term Incentive Plan for the performance measurement period ending on December 31, 2012. The size of the actual award will depend on our achievement of specified performance metrics during the performance period. Actual awards, if earned, are measured in dollars but will be paid out in shares of our common stock in early 2013. For a further discussion of the awards under our Long-Term Incentive Plan reflected in the table above, see “Long-Term Incentive Plan” under “Compensation Discussion and Analysis — Principal Elements of Compensation and Total Direct Compensation” in this proxy statement.

(3)	Represents shares of restricted common stock that were issued upon completion of our initial public offering on February 16, 2010, which vest ratably in equal installments over a five-year period commencing on the first anniversary of our initial public offering.

(4)	The amount reflects the grant date fair value based on the initial public offering price, computed in accordance with FASB ASC Topic 718, of each award. Refer to note 2 to our consolidated financial statements in our annual report on Form 10-K for the 2010 fiscal year for a discussion of the relevant assumptions used in calculating the value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Stock Awards
	Number of Shares that	Market Value of Shares
	Have Not Vested	that Have Not Vested
Name	(#)	($)

W. Blake Baird	50,000 (1)	$896,500 (2)
Michael A. Coke	50,000 (3)	$896,500 (2)

(1)	Represents shares of restricted common stock that were issued to Mr. Baird upon completion of our initial public offering on February 16, 2010, which will vest ratably in equal installments over a five-year period commencing on the first anniversary of our initial public offering.

(2)	The dollar amounts indicated under the “Market Value of Shares That Have Not Vested” column is the fair value of each grant, calculated based on the closing price per share of our common stock on the last trading day of the fiscal year.

(3)	Represents shares of restricted common stock that were issued to Mr. Coke upon completion of our initial public offering on February 16, 2010, which will vest ratably in equal installments over a five-year period commencing on the first anniversary of our initial public offering.

PAYMENTS UPON TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

Severance agreements that we entered into upon the completion of our initial public offering with our chairman and chief executive officer and our president and chief financial officer require us to make certain payments and provide certain benefits to them in the event of a termination of their employment following a change of control of our company. This section provides a discussion of those payments and benefits, along with certain other terms of those agreements that are in effect as of the date of this proxy statement.

Severance Agreements.  We entered into severance agreements with Mr. Baird and Mr. Coke effective on February 16, 2010. Under these agreements, each of these executives will be entitled to receive benefits under the agreements if (1) we terminate the executive’s employment without cause, or (2) the executive resigns with good reason. Under these scenarios, each of the executives is entitled to receive, subject to the executive’s execution of a general release of claims, a severance payment equal to one times the executive’s current salary plus the dollar value of his most recent target award under the Long-Term Incentive Plan. In addition, all time-based restricted stock will fully vest while all long-term incentive awards will be forfeited. The executive will also receive health insurance coverage for a period of 18 months. If such termination of employment occurs after a change of control, the severance payment, subject to the executive’s execution of a general release of claims, will be two times the sum of the executive’s current salary plus the dollar value of the most recent target award under the Long-Term Incentive Plan. No payments will be made to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Code for receipt of excess parachute payments.

In the event an executive’s employment is terminated on account of death or disability, all his time-based restricted stock will fully vest. Additionally, to compensate the executive for the loss of opportunity to earn his long-term incentive awards, we will also provide him (or his estate in the case of death) with a cash payment equal to his target award under the Long-Term Incentive Plan, subject to the executive’s execution of a general release of claims in the case of disability.

The severance agreements provide that during the term of each executive’s employment and for 12 months after the termination of their employment for any reason, each executive has agreed not to solicit our employees to leave their employment with us or to solicit any customer or supplier to terminate or otherwise modify adversely its business relationship with us.

The following chart sets forth the cost that we would have incurred if one of the executives were terminated as of December 31, 2010 under the terms of the severance agreements assuming a stock price of $17.93, the closing market price of our common stock on the NYSE on December 31, 2010.

Cost of Termination Under Severance Agreements

				Accelerated
			Continued	Vesting of
	Cash		Medical	Restricted	Total
	Severance		Benefits	Stock	Payments
Name	($)		($)	($)(7)	($)

W. Blake Baird
Termination upon Death or Disability(1)	400,000	(5)	—	896,500	1,296,500
Termination by Company Without Cause or by Executive with Good Reason(2)(3)	800,000	(6)	18,000	896,500	1,714,500
Termination by Company Without Cause or by Executive with Good Reason following a Change in Control(4)	1,600,000	(4)	18,000	896,500	2,514,500
Michael A. Coke
Termination upon Death or Disability(1)	400,000	(5)	—	896,500	1,296,500
Termination by Company Without Cause or by Executive with Good Reason(2)(3)	800,000	(6)	18,000	896,500	1,714,500
Termination by Company Without Cause or by Executive with Good Reason following a Change in Control(4)	1,600,000	(4)	18,000	896,500	2,514,500

(1)	Under our severance agreement with each executive, we may terminate the executive’s employment in the event that the executive is disabled and unable to perform the essential functions of his employment with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.

(2)	Under our severance agreement with each executive, we may terminate the executive’s employment at any time without cause. Cause generally includes, among other things, (i) conduct by the executive constituting a material act of misconduct in connection with the performance of his duties; (ii) the commission by the executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the executive that would reasonably be expected to result in material injury or reputational harm to us if he were retained in his position; (iii) continued non-performance by the executive of his duties (other than by reason of the executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from our board of directors; (iv) a breach by the executive of any of his confidentiality or non-solicitation obligations under his severance agreement; (v) a material violation by the executive of our written employment policies, or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(3)	Under our severance agreement with each executive, the executive may terminate his employment with good reason. Good reason means that the executive has complied with the good reason process following the occurrence of any of the following events: (i) a material diminution in the executive’s responsibilities, authority or duties; (ii) a material diminution in the executive’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the executive provides services to the Company; or (iv) our material breach of the severance agreement. Good reason process means that (i) the executive reasonably determines in good faith that a good reason condition has occurred; (ii) the executive notifies us in writing of the first occurrence of the good reason condition within 60 days of the first occurrence of such condition; (iii) the executive cooperates in good faith with our efforts, for a cure period not less than 30 days following such notice, to remedy the condition; (iv) notwithstanding such efforts, the good reason condition continues to exist; and (v) the executive terminates his employment within 60 days after the end of the cure period. If we cure the good reason condition during the cure period, good reason will not be deemed to have occurred.

(4)	Under our severance agreement with each executive, if we terminate the executive’s employment without cause or the executive terminates his employment with us with good reason as described in footnotes 2 and 3 above and such termination occurs within 12 months after a change in control, the severance amount will be equal to two times the sum of the executive’s current salary plus the dollar value of his most recent target award under our Long-Term Incentive Plan.

(5)	Under our severance agreement with each executive, if the executive’s employment is terminated upon death or disability as described in footnote 1, the executive, or his estate, as the case may be, is entitled to receive the dollar value of his most recent target award under our Long-Term Incentive Plan.

(6)	Under our severance agreement with each executive, if we terminate the executive’s employment without cause or the executive terminates his employment with us with good reason as described in footnotes 2 and 3 above, the executive is entitled to receive a severance payment equal to one times the executive’s current salary plus the dollar value of his most recent target award under our Long-Term Incentive Plan.

(7)	Represents the value of the acceleration of the executive’s unvested shares of restricted stock owned by the executive as of December 31, 2010, calculated by multiplying the number of shares by $17.93, the closing market price of our common stock on the NYSE on December 31, 2010.

DIRECTOR COMPENSATION

Our board of directors has approved a compensation program for our independent directors in the form of cash and equity awards.

Although we do not intend to pay our independent directors an annual retainer fee, we pay the following fees, payable quarterly in cash:

•	our lead director will be paid an annual fee of $15,000;

•	the chair of the audit committee will be paid an annual fee of $12,000;

•	the chair of the compensation committee will be paid an annual fee of $10,000; and

•	the chair of the nominating and corporate governance committee will be paid an annual fee of $5,000.

We pay independent directors cash fees of $1,500 for each board meeting attended, $1,000 for each committee meeting attended, and $500 for each telephonic meeting attended. In addition, we reimburse our directors for reasonable out-of-pocket expenses incurred in connection with performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at board and committee meetings. We also reimburse our directors for approved director education programs. Furthermore, directors do not receive any perquisites or above-market nonqualified deferred compensation plan earnings.

Upon completion of our initial public offering, each of our independent directors received $100,000 payable in the form of restricted common stock. The shares of restricted common stock became fully vested on February 16, 2011, the first anniversary of the completion of our initial public offering.

In connection with each annual meeting of stockholders commencing in 2011, each of our independent directors will receive $75,000 payable in the form of unrestricted common stock.

Dividends on unvested shares of restricted stock generally will be paid in cash.

The following table summarizes the compensation of our non-employee directors in 2010:

	Fees Earned
	or Paid
Name	in Cash	Stock Awards	Total

LeRoy E. Carlson	$23,500	$100,000	$123,500
Peter J. Merlone	$21,500	$100,000	$121,500
Douglas M. Pasquale	$26,500	$100,000	$126,500
Dennis Polk	$16,500	$100,000	$116,500

The following table sets forth the aggregate number of shares of restricted stock held by each non-employee director as of December 31, 2010:

		Market Value of
	Number of	Shares That Have
	Shares That	Not Vested
Name	Have Not Vested	(1)

LeRoy E. Carlson	5,000	$89,650
Peter J. Merlone	5,000	$89,650
Douglas M. Pasquale	5,000	$89,650
Dennis Polk	5,000	$89,650

(1)	The market value of shares that have not vested was calculated by multiplying the number of shares by $17.93, the closing market price of our common stock on the NYSE on December 31, 2010.

The aggregate ASC 718, Compensation — Stock Compensation grant date fair value of each of the restricted stock awards granted in 2010 was as follows:

	Number of
	Shares of
	Restricted
Name	Stock	Stock Awards

LeRoy E. Carlson	5,000	$100,000
Peter J. Merlone	5,000	$100,000
Douglas M. Pasquale	5,000	$100,000
Dennis Polk	5,000	$100,000

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 regarding our 2010 Equity Incentive Plan.

Equity Compensation Plan Information
Number of
Securities
Remaining Available
	Number of			for Future Issuance
	Securities to be			Under Equity
	Issued Upon		Weighted Average	Compensation Plan
	Exercise of		Exercise Price of	(Excluding
	Outstanding		Outstanding	Securities
	Options, Warrants		Options, Warrants	Referenced in
Plan Category	and Rights		and Rights	Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders:	—(1	)(2)	N/A	304,222
Equity compensation plans not approved by security holders:	N/A		N/A	N/A

Total	—(1	)(2)	N/A	304,222

(1)	The 2010 Equity Incentive Plan does not allow options, warrants or rights.

(2)	Does not include 150,778 shares of unvested restricted stock as of December 31, 2010, which were already outstanding.

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock to file with the SEC, initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners have been complied with during the fiscal year ended December 31, 2010.

CERTAIN TRANSACTIONS

Related Person Transaction Approval Policy

All related person transactions must be reviewed and approved by our board of directors in advance of our or any of our subsidiaries entering into the transaction. If we or any of our subsidiaries enters into a transaction without recognizing that the transaction constitutes a related person transaction, this approval requirement will be satisfied if the transaction is ratified by our board of directors after we recognize that the transaction constituted a related person transaction. The term “related person transaction” refers to a transaction required to be disclosed by the Company pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. The transactions set forth below were approved by our board of directors.

In addition to any applicable requirements under the Maryland General Corporation Law, the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, is required to authorize, approve or ratify any transaction, agreement or relationship of the Company in which any director, officer or employee of the Company has an interest.

Contribution of Fixed Assets

Concurrently with the completion of our initial public offering, Terreno Capital Partners LLC, of which our executive officers Mr. Baird and Mr. Coke were managing partners and co-founders, contributed its fixed assets to us at their net book value of approximately $240,000. In exchange for the contribution of these fixed assets, we issued to Terreno Capital Partners LLC 12,000 shares of our common stock. These shares were subsequently distributed to each of Mr. Baird and Mr. Coke.

Other Benefits to Related Parties and Related Party Transactions

We used approximately $272,000 of the net proceeds of our initial public offering and the concurrent private placement to reimburse Terreno Capital Partners LLC for out-of-pocket expenses it incurred in connection with the formation of our company and our initial public offering. We also used $1,000 of the net proceeds of our initial public offering and the concurrent private placement to repurchase the shares of our common stock that Mr. Baird and Mr. Coke acquired in connection with the formation and initial capitalization of our company.

Private Placements

Concurrently with the completion of our initial public offering, Mr. Baird acquired 250,000 shares of our common stock for an aggregate purchase price of $5.0 million and Mr. Coke acquired 100,000 shares of our common stock or an aggregate purchase price of $2.0 million in a private placement at the same price per share of $20.00 as in our initial public offering but without payment of any underwriting discount.

SECURITY OWNERSHIP

The table below sets forth, as of February 28, 2011, the number of shares of our common stock which were owned beneficially by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each named executive officer; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Terreno Realty Corporation, 16 Maiden Lane, Fifth Floor, San Francisco, CA 94108.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC. Percentage ownership in the following table is based on 9,292,169 shares of common stock outstanding as of the close of business on February 28, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to the securities.

	Number of Shares	Percent of
	Beneficially	Outstanding Shares
Name of Beneficial Owner	Owned(1)	Beneficially Owned(2)

W. Blake Baird(3)	306,000	3.3%
Michael A. Coke(4)	156,000	1.7%
LeRoy E. Carlson	5,000	*
Peter J. Merlone	5,000	*
Douglas M. Pasquale	5,000	*
Dennis Polk	5,000	*
All directors and executive officers as a group (6 persons)	482,000	5.2%
T. Rowe Price Associates, Inc.(5)	1,062,250	11.4%
FMR LLC(6)	1,000,000	10.8%
U.S. Bancorp(7)	857,109	9.2%
Robeco Investment Management, Inc.(8)	789,666	8.5%
APG Asset Management US Inc.(9)	762,111	8.2%
Private Management Group, Inc.(10)	547,504	5.9%
Arrowpoint Asset Management, LLC(11)	507,981	5.5%
Ameriprise Financial, Inc.(12)	490,785	5.3%
Wellington Management Company, LLP(13)	481,036	5.2%

*	Represents less than 0.1% of the shares of common stock outstanding as of February 28, 2011.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)	Based on a total of 9,292,169 shares of common stock outstanding as of February 28, 2011.

(3)	Includes 50,000 shares of restricted common stock granted to Mr. Baird at the completion of our initial public offering on February 16, 2010, which vest ratably in annual installments over a five-year period commencing on the date of grant, with the first vesting having occurred on February 16, 2011.

(4)	Includes 50,000 shares of restricted common stock granted to Mr. Coke at the completion of our initial public offering on February 16, 2010, which vest ratably in annual installments over a five-year period commencing on the date of grant, with the first vesting having occurred on February 16, 2011.

(5)	Based solely on information contained in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. with the SEC on February 10, 2011. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. The Schedule 13G/A states that T. Rowe Price Associates, Inc. has sole voting power with respect to 100,550 of such shares and sole dispositive power over all of such shares and that T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 510,000 of such shares and no sole or shared dispositive power with respect to any of such shares. The percentage beneficial ownership has been readjusted to reflect our actual shares of common stock outstanding as of the close of business on February 28, 2011.

(6)	Based solely on information contained in a Schedule 13G filed by FMR LLC with the SEC on June 10, 2010. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. The Schedule 13G states that neither of FMR LLC or Edward C. Johnson 3d has sole or shared voting power with respect to any of such shares and that each has sole dispositive power over all of such shares. The Schedule 13G also states that FMR LLC is a parent holding company and that Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment advisor, and Fidelity Magellan Fund, an investment company, each beneficially owns all of such shares. The percentage beneficial ownership has been readjusted to reflect our actual shares of common stock outstanding as of the close of business on February 28, 2011.

(7)	Based solely on information contained in a Schedule 13G filed by U.S. Bancorp and FAF Advisors, Inc. with the SEC on February 16, 2011. The address of U.S. Bancorp and FAF Advisors, Inc. is 800 Nicollet Mall, Minneapolis, MN 55402. The Schedule 13G states that each of U.S. Bancorp and FAF Advisors, Inc. has sole voting power with respect to all of such shares and sole dispositive power with respect to 852,720 of such shares. The Schedule 13G states that U.S. Bancorp is a parent holding company and FAF Advisors, Inc. is an investment advisor. The percentage beneficial ownership has been readjusted to reflect our actual shares of common stock outstanding as of the close of business on February 28, 2011.

(8)	Based solely on information contained in a Schedule 13G/A filed by Robeco Investment Management, Inc. with the SEC on February 28, 2011. The address of Robeco Investment Management, Inc. is 909 Third Ave., New York, NY 10022. The Schedule 13G/A filed by Robeco Investment Management, Inc. states that Robeco Investment Management, Inc. has sole voting power with respect to 343,931 of such shares and sole dispositive power over all of such shares. The percentage beneficial ownership has been readjusted to reflect our actual shares of common stock outstanding as of the close of business on February 28, 2011.

(9)	Based solely on information contained in a Schedule 13G filed by APG Asset Management US Inc. with the SEC on February 14, 2011 and a Schedule 13G filed by Stichting Pensioenfonds ABP with the SEC on February 14, 2011. The address of APG Asset Management US Inc. is 666 Third Avenue, New York, NY 10017. The address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands. The Schedule 13G filed by APG Asset Management US Inc. states that each of APG Asset Management US Inc., APG Group and APG All Pensions Group NV has sole voting and dispositive power over all of such shares. The Schedule 13G filed by Stichting Pensioenfonds ABP also states that Stichting Pensioenfonds ABP has sole voting and dispositive power over all of such shares. The percentage beneficial ownership has been readjusted to reflect our actual shares of common stock outstanding as of the close of business on February 28, 2011.

(10)	Based solely on information contained in a Schedule 13G filed by Private Management Group, Inc. with the SEC on February 10, 2011. The address of Private Management Group, Inc. is 20 Corporate Park, Suite 400, Irvine, CA 92606. The Schedule 13G states that Private Management Group, Inc. has sole voting and dispositive power with respect to all of such shares. The percentage beneficial ownership has been readjusted to reflect our actual shares of common stock outstanding as of the close of business on February 28, 2011.

(11)	Based solely on information contained in a Schedule 13G filed by Arrowpoint Asset Management, LLC with the SEC on February 14, 2011. The address of Arrowpoint Asset Management, LLC is 100 Fillmore Street, Suite 325, Denver, CO 80206. The Schedule 13G states that Arrowpoint Asset Management, LLC has sole voting and dispositive power with respect to all of such shares. The percentage beneficial ownership has been readjusted to reflect our actual shares of common stock outstanding as of the close of business on February 28, 2011.

(12)	Based solely on information contained in a Schedule 13G filed by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC with the SEC on February 11, 2011. The address of Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474, and the address of Columbia Management Investment Advisers, LLC is 100 Federal St., Boston, MA 02110. The Schedule 13G states that Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC share voting and dispositive power with respect to all of such shares. The Schedule 13G states that Ameriprise Financial, Inc. is a parent holding company and Columbia Management Investment Advisers, LLC is an investment advisor. The percentage beneficial ownership has been readjusted to reflect our actual shares of common stock outstanding as of the close of business on February 28, 2011.

(13)	Based solely on information contained in a Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2011. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210. The Schedule 13G states that Wellington Management Company, LLP shares voting power with respect to 432,636 of such shares and shares dispositive power with respect to all of such shares. The Schedule 13G also states that Wellington Management Company, LLP, in its capacity as an investment advisor, may be deemed to beneficially own such shares, which are held of record by clients of Wellington Management Company, LLP. The percentage beneficial ownership has been readjusted to reflect our actual shares of common stock outstanding as of the close of business on February 28, 2011.

STOCKHOLDER PROPOSALS

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice accompanied by the information and other materials specified in our bylaws generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2012 annual meeting of stockholders, but not included in our proxy statement, generally must be received by our corporate secretary after October 12, 2011, and prior to 5:00 p.m., Eastern Time, on November 12, 2011. If the 2012 annual meeting of stockholders is scheduled to take place before April 18, 2012 or after June 17, 2012, then notice must be delivered no earlier than the 150th day prior to the 2012 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2012 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2012 annual meeting of stockholders is first made by the Company. If the number of directors to be elected at the 2012 annual meeting of stockholders is increased, and there is no public announcement of such increase before November 2, 2011, then notice of nominees for any new positions created by such increase must be delivered not later than 5:00 p.m., Eastern Time, on the later of November 12, 2011 and the tenth day after the day on which public announcement of such increase is first made by the Company.

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2012 annual meeting of stockholders, or for presentation at such meeting, is November 12, 2011. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8.

Stockholder proposals should be mailed to the attention of our corporate secretary, and copies of the advance notification requirements may be obtained from, our corporate secretary at 16 Maiden Lane, Fifth Floor, San Francisco, CA 94108. A copy of our bylaws may be obtained from our corporate secretary by written request to the same address.

2010 ANNUAL REPORT

Copies of our 2010 Annual Report, financial statements and Form 10-K for the period from February 16, 2010 (commencement of operations) to December 31, 2010, as filed with the SEC, may be obtained without charge by contacting Terreno Realty Corporation — Investor Relations, 16 Maiden Lane, Fifth Floor, San Francisco, CA 94108.

OTHER MATTERS

Our board of directors knows of no other matters that may properly be presented for stockholder action at the 2011 annual meeting of stockholders, other than procedural matters relating to the proposals disclosed in this proxy statement. If any other matters are properly presented at the meeting for action, the persons named in the proxies will vote upon such matters in accordance with their discretion.

IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors unanimously recommends a vote FOR all of the nominees listed in Proposal 1, FOR Proposals 2 and 4 and for a frequency of every 1 YEAR in Proposal 3. 1. Election of six directors, each to serve until the next annual meeting of stockholders and until his successor has been duly elected and qualifies: 01 — W. Blake Baird 02 — Michael A. Coke 03 — LeRoy E. Carlson 04 — Peter J. Merlone 05 — Douglas M. Pasquale 06 — Dennis Polk Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. Adoption of a resolution to approve, on a non-binding, advisory basis, the compensation of certain executives, as more fully described in the proxy statement. 1 Yr 2 Yrs 3 Yrs Abstain 3. Determination, on a non-binding, advisory basis, of the frequency of future non-binding, advisory votes on executive compensation. 4. Ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the 2011 fiscal year. 5. The proxies are also authorized to vote in their discretion upon such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 1 1 2 6 2 8 2 01AD9B

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Terreno Realty Corporation 2011 Annual Meeting of Stockholders Proxy Solicited by the Board of Directors of Terreno Realty Corporation for the 2011 Annual Meeting of Stockholders to be Held on May 18, 2011 The undersigned stockholder of Terreno Realty Corporation, a Maryland corporation, signing on the reverse side of this proxy card, hereby appoints W. Blake Baird and Michael A. Coke, and each of them, as proxies of the undersigned, with full power of substitution in each of them, to attend the 2011 Annual Meeting of Stockholders to be held at the corporate headquarters of Terreno Realty Corporation, 16 Maiden Lane, Fifth Floor, San Francisco, CA 94108 on Wednesday, May 18, 2011 at 8:00 a.m., local time, and at any adjournments or postponements of the meeting, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at such meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders with respect to such meeting and of the accompanying proxy statement, which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting. When properly executed, the votes entitled to be cast by the undersigned will be cast in the manner directed by the undersigned stockholder. If this proxy is properly executed but no direction is given, this proxy will be voted FOR the election of all of the nominees listed in Proposal 1, FOR Proposals 2 and 4 and FOR a frequency of every 1 YEAR in Proposal 3. The Board of Directors unanimously recommends a vote FOR all of the nominees listed in Proposal 1, FOR Proposals 2 and 4 and FOR a frequency of every 1 YEAR in Proposal 3. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2011: Our proxy statement and 2010 annual report, including our annual report on Form 10-K for the fiscal year ended December 31, 2010, are available at www.edocumentview.com/TRNO. (Items to be voted appear on reverse side.)